Exhibit 8.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

June 27, 2022

Quotient Limited

Business Park Terre Bonne

Route de Crassier 13

1262 Eysins, Switzerland

Ladies and Gentlemen:

We have acted as U.S. counsel to Quotient Limited, a company incorporated under the laws of Jersey, Channel Islands (the “Company”), in connection with the offering of ordinary shares, of no par value per share (“Ordinary Shares”) and pre-funded warrants (“Pre-Funded Warrants” and together with Ordinary Shares, “Securities”), of the Company pursuant to a registration statement on Form S-3, as amended by Amendment No. 1 (File No. 333- 248235) (the “Registration Statement”), the base prospectus, dated September 4, 2020, included as part of the Registration Statement (the “Base Prospectus”), the preliminary prospectus supplement, dated June 23, 2022 (the “Preliminary Prospectus Supplement”) and the prospectus supplement dated June 24, 2022 (the “Prospectus Supplement”). The Base Prospectus and the Preliminary Prospectus Supplement, in the form in which they were filed together by the Company with the Commission pursuant to Rule 424(b) of the Securities Act, are referred to herein as the “Preliminary Prospectus”, and the Base Prospectus and the Prospectus Supplement, in the form in which they were filed together by the Company with the Commission pursuant to Rule 424(b) of the Securities Act, are referred to herein as the “Prospectus”.

For purposes of the opinion set forth below, we have, with the consent of the Company, relied upon the accuracy of the Registration Statement, the Preliminary Prospectus and the Prospectus.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended, the United States Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, subject to the limitations set forth therein, the discussion contained in the Preliminary Prospectus and the Prospectus under the caption “CERTAIN U.S. FEDERAL TAX CONSIDERATIONS APPLICABLE TO HOLDERS OF ORDINARY SHARES” is our opinion as to the material United States federal income tax consequences to U.S. Holders (as defined therein) of the acquisition, ownership and disposition of the Securities under currently applicable law.

Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise U.S. Holders as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

The opinion set forth in this letter is: (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of the Company. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Preliminary Prospectus and Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP